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                                                                   Exhibit 16(b)



Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated April 9, 2001 of Interactive Systems Worldwide Inc. and are in agreement with the statement in item 4(b) that we were not consulted with regard to the application of any accounting principles to a specific completed or contemplated transaction or the type of audit opinion that might be rendered on the registrants financial statements. We have no basis to comment on the statements made with respect to the Board and KPMG contained in paragraph 4(a) in this Form 8-K.



/s/ Richard A. Eisner & Company, LLP

April 9, 2001